Exhibit 10.27

PETROLEUM AGREEMENT

REGARDING

THE EXPLORATION FOR AND EXPLOITATION OF HYDROCARBONS

BETWEEN

OFFICE NATIONAL DES HYDROCARBURES ET DES MINES

“ONHYM”

ACTING ON BEHALF OF THE STATE

AND

KOSMOS ENERGY OFFSHORE MOROCCO HC

“KOSMOS”

IN THE AREA OF INTEREST NAMED

“CAP BOUJDOUR OFFSHORE”

THIS PETROLEUM AGREEMENT IS CONCLUDED

BETWEEN

The OFFICE NATIONAL DES HYDROCARURES ET DES MINES, hereinafter referred to as “ONHYM”, a public Moroccan entity instituted by law n°33-01, promulgated by dahir n° 1-03-203 on the date of 16 Ramadan 1424 (11 November 2003) and implemented by decree n°2-04-372 on the date of the 16 Kaada 1425 (29th December 2004), whose headquarters are at 5, Avenue Moulay Hassan — BP 99, Rabat, Morocco, hereinafter referred to as “ONHYM”, acting on behalf of the Kingdom of Morocco, hereinafter called “the STATE”, herein represented by its General Director, Mme. Amina BENKHADRA;

AND

KOSMOS ENERGY OFFSHORE MOROCCO HC, a company incorporated under the laws of the Cayman Islands, whose registered office is at Wilmington Trust Company, 4th Floor Century Yard, Cricket Square, P.O. Box 32322, George Town, Grand Cayman, KY1 1209 Cayman Islands, hereinafter referred to as “KOSMOS”, herein represented by its President, Mr. Brian MAXTED;

KOSMOS  and ONHYM are hereinafter collectively  referred to as the “Parties” or individually as a “Party”.

- PREAMBLE -

Whereas, the law no 21-90 enacted by the dahir no 1-91-118 of 27 Ramadan 1412 (1 April, 1992) as modified and supplemented by law no 27-99 enacted by the dahir no 1-99-340 of 9 Kaada 1420 (15 February 2000), hereinafter referred to as the “Hydrocarbon Law” regulates the exploration for and the exploitation of hydrocarbon deposits in Morocco, implemented by the decree no 2-93-786 of 18 Joumada I 1414 (3 November, 1993) as modified and supplemented by decree no 2-99-210 of 9 Hija 1420 (16 March, 2000) hereinafter referred to as the “Decree”, the Hydrocarbon Law and the Decree are hereinafter referred to as the “Hydrocarbon Code”;

Whereas, section 5 of the decree n°2-04-372 of 16 Kaada 1425 (29 December 2004) implementing the law n° 33-01 instituting the OFFICE NATIONAL DES HYDROCARBURES ET DES MINES “ONHYM”, which empowers ONHYM to carry out on behalf of the State the functions listed in section 71 of the Hydrocarbon Law;

Taking into account the shared desire of the Parties to carry out and perform the exploration for and the exploitation of hydrocarbon deposits in the Exploration Permits referred to as “Cap Boujdour Offshore I”, “Cap Boujdour Offshore II”, “Cap Boujdour Offshore III”, “Cap Boujdour Offshore IV”, “Cap Boujdour Offshore V”, “Cap Boujdour Offshore VI” “Cap Boujdour Offshore VII”, “Cap Boujdour Offshore VIII”, “Cap Boujdour Offshore IX”, “Cap Boujdour Offshore X”, “Cap Boujdour Offshore XI”, “Cap Boujdour Offshore XII”, “Cap Boujdour Offshore XIII”, “Cap Boujdour Offshore XIV” and “Cap Boujdour Offshore XV”, constituting the Area of Interest as specified in Article 3 and in Appendix II of this Agreement.

NOW THE FOLLOWING HAS BEEN AGREED:

PART I - PURPOSE AND TERM OF THE PETROLEUM AGREEMENT

ARTICLE 1 - PURPOSE OF THE PETROLEUM AGREEMENT

1.1                               The purpose of this Agreement in which the Appendices are incorporated is to set out the rights and obligations of the Parties within the Area of Interest comprised of the Exploration Permits and any Exploitation Concession(s).

1.2                               Definitions of the words, terms and phrases used in this Agreement are set forth in Appendix I attached hereto.

ARTICLE 2 - TERM AND EXPIRY OF THE PETROLEUM AGREEMENT

2.1                               This Agreement shall enter into effect in accordance with the provisions detailed in Article 25 of this Agreement and shall terminate in the following circumstances:

2.1.1                     if there is no discovery of Hydrocarbons during the period of validity of the Exploration Permits to which this Agreement relates;

2.1.2                     upon expiry of the period of validity of the last producing Exploitation Concession obtained pursuant to Article 5 of this Agreement or upon the total depletion of the Hydrocarbon deposit if this occurs prior to the expiry of such Exploitation Concession period;

2.1.3                     if KOSMOS elects to abandon its total Participating Interest in the Exploration Permits and in the Exploitation Concession(s) in accordance with the provisions of Article 3.6 of this Agreement;

2.1.4                     upon the termination of all of the Exploration Permits and/or all the Exploitation Concession(s) in accordance with the Hydrocarbon Code.

PART II — EXPLORATION PERMITS AND WORKS

ARTICLE 3 - EXPLORATION PERMITS

3.1

3.1.1                in accordance with the Hydrocarbon Code, ONHYM and KOSMOS have jointly filed with the appropriate department of the Ministry in charge of Energy the applications for the following Exploration Permits referred to as “Cap Boujdour Offshore I”, “Cap Boujdour Offshore II”, “Cap Boujdour Offshore III”, “Cap Boujdour Offshore IV”, “Cap Boujdour Offshore V”, “Cap Boujdour Offshore VI” “Cap Boujdour Offshore VII”, “Cap Boujdour Offshore VIII”, “Cap Boujdour Offshore IX”, “Cap Boujdour Offshore X”, “Cap Boujdour Offshore XI”, “Cap Boujdour Offshore XII”, “Cap Boujdour Offshore XIII”, “Cap Boujdour Offshore XIV” and “Cap Boujdour Offshore XV”, which together comprise the Area of Interest.

3.1.2                In accordance with the second paragraph of section 4 of the Hydrocarbon Law, the Participating Interests of the Parties in the Exploration Permits which will be granted to them by the Minister in charge of Energy are:

ONHYM	25.00%

KOSMOS	75.00%

3.2                         The Exploration Permits concern an initial approximate area of 29,740.7 km2 as delineated by their geographic co-ordinates as detailed in Appendix II attached hereto.

3.3                         The Exploration Permits shall have an overall duration of eight (8) years comprising an Initial Period of eighteen (18) months followed by a First Extension Period of twenty four (24) months, a Second Extension Period of fifty-four (54) months divided into two Phases, with the First Phase being of thirty (30) months duration and the Second Phase being of twenty four (24) months duration, except if the Parties apply for the exceptional extension pursuant to section 24 paragraph 2 of the Hydrocarbon Law.

3.4                         If during the last six (6) months of the First Extension Period or the First Phase of the Second Extension Period of the Exploration Permits, KOSMOS justifies the necessity to extend the duration of the above mentioned period or phase, in order to complete the Minimum Exploration Work Program which has already been commenced, then no later than two (2) months prior to the expiry of the First Extension Period or First Phase of the Second Extension Period, KOSMOS shall notify ONHYM of its request for an extension, which shall not be for a period of more than twelve (12) months and provided that the total duration of the Exploration Permits shall not exceed eight (8) years.

3.5                          Applications for extensions of the Exploration Permits as well as for the reduction in surface area shall be made in accordance with sections 22 and 24 of the Hydrocarbon Law and sections 10, 14, 15 and 16 of the Decree.

3.6                          The partial or total abandonment of the Exploration Permits as well as the partial or total transfer of KOSMOS’ Participating Interest shall be effected in accordance with the Hydrocarbon Code and Article 22 of this Agreement.

3.7                               The Parties agree that in the case where a Natural Gas Discovery is made during the validity period, but the commerciality of such discovery cannot be declared due to the non-conclusion of one or more sales contract(s) of this Natural Gas, the Parties shall file at the end of the validity period with the appropriate department of the Ministry in charge of Energy applications for one or more exploration permits covering the area(s) where the discovery(ies) is(are) located. The exploration permit application(s) shall set out the minimum exploration work program which shall consist of evaluation and feasibility study(ies) of the said Natural Gas discovery(ies).  The Parties, in accordance with section 4 of the Hydrocarbon Law, shall sign a petroleum agreement in respect of the said exploration permit or exploration permits the provisions of which, with the exception of the minimum exploration work program, shall be in accordance with this Petroleum Agreement.

ARTICLE 4 - EXPLORATION WORKS

4.1                               DEFINITION OF THE EXPLORATION WORKS

4.1.1                     Exploration Works shall mean all exploration and appraisal operations which seek to establish the existence of Hydrocarbons in commercially exploitable quantities, conducted in, or related to the Area of Interest in the context of both the Exploration Permits and the Exploitation Concession(s), whether these operations are carried out inside or outside of Morocco.

4.1.2                     Exploration Works include but are not limited to the following:

i)

hydrographic, geodesic, meteorological and topographic studies and surveys, (if these operations are necessary for the Exploration Works) and, in the case of appraisal works, operations to determine the limits and the productive capacity of a Hydrocarbon deposit in order to assist in making a decision whether or not to develop such Hydrocarbon deposit;

ii)	geological and geophysical studies and surveys;

iii)

studies and surveys aimed at determining the locations of exploration and appraisal wells. However, a well drilled to determine the extent of a deposit in order to give a more accurate definition of the aforesaid deposit’s boundary, in the context of a deposit development program, or any seismic carried out in order to determine a development well location, performed following the grant of an Exploitation Concession resulting from the Area of Interest, shall not be classified as part of the Exploration Works;

iv)	drilling operations regarding exploration and appraisal wells;

v)	tests and studies for the appraisal of reservoirs.

4.2                               During the term of validity of the Exploration Permits, KOSMOS  undertakes to perform at the least the following Minimum Exploration Work Program and, subject to the conditions and the schedule detailed below, to devote sufficient funding thereto in accordance with the conditions and the schedule set out below:

4.2.1                     KOSMOS undertakes during the Initial Period of eighteen (18) months  from the Effective Date to perform reprocessing of existing 3D seismic data (2,048km2) and integrated interpretation thereof. The corresponding Minimum Expenditure Obligation is one million US. Dollars ($US 1,000,000).

4.2.2                     If KOSMOS elects pursuant to section 15 of the Decree, to enter into the First Extension Period of twenty four (24) months duration, KOSMOS shall during such period drill one (1) Exploration Well to test the target strata of the Lower Cretaceous within the Area of Interest as the Minimum Exploration Work Program. The corresponding Minimum Expenditure Obligation is forty million U.S. Dollars ($U.S.40,000,000).

4.2.3                     If KOSMOS elects, pursuant to section 15 of the Decree, to enter into the Second Extension Period of a total of fifty-four (54) months duration divided into two phases of thirty (30) months and twenty four (24) months duration, respectively,

(a)                                 KOSMOS shall during the First Phase of thirty (30) months duration drill two (2) Exploration or Appraisal Wells to test or appraise the target Cretaceous strata within the Area of Interest as the Minimum Exploration Work Program.  The corresponding Minimum Expenditure Obligation is eighty million U.S. Dollars ($ U.S. 80,000,000).

(b)                                 If KOSMOS elects to enter into the Second Phase of twenty-four months duration, KOSMOS undertakes during such phase to drill two (2) Exploration or Appraisal Wells to test or appraise the target Cretaceous strata within the Area of interest, as the Minimum Exploration Work Program.  The corresponding Minimum Expenditure Obligation is eighty million U.S. Dollars ($ U.S. 80,000,000).

4.2.4                     The Parties agree that all expenses incurred in the performance of Exploration Works shall be borne entirely by KOSMOS with no reimbursement by ONHYM.  All such expenses shall be considered as costs of exploration incurred by KOSMOS.

4.2.5                     All Exploration Works performed and expenses incurred by KOSMOS in respect thereto after the Effective Date of this Agreement shall be taken into account, in their entirety, in the evaluation of the fulfillment of the Minimum Exploration Work Program and the Minimum Expenditure Obligation. Performance of the Minimum Exploration Work Program shall be deemed to constitute the fulfilment of the Minimum Expenditure Obligation.

Furthermore, if and insofar as any Exploration Work in the Minimum Exploration Work Program detailed in Articles 4.2.2 and 4.2.3 above has already been carried out by KOSMOS prior to the commencement of any of the Extension Periods, such Exploration Work may be credited for the purposes of Articles 4.2.2 and 4.2.3 above.

Nevertheless, if and insofar as KOSMOS has already carried out the Exploration Work as set out in Articles 4.2.2 and 4.2.3 above prior to the commencement of any of the Extension Periods and if KOSMOS decides to enter into the following Extension Period, KOSMOS and ONHYM will file an application to enter into the First Extension Period, and / or the Second Extension Period together with the Minimum Exploration Work Program which will be conducted within the Area of Interest during such Extension Period.

For the avoidance of doubt, the Parties recognize that the Minimum Exploration Work Program to be filed by ONHYM and KOSMOS in order to enter into the Second Extension Period shall be divided into the First and Second Phase of the Second Extension Period as defined in Article  4.2.3 (a) and (b) of this Agreement.  In this respect, the Parties hereby agree that in the absence of an election by KOSMOS to enter into the Second Phase of the Second Extension Period, the Minimum Exploration Work Program and Minimum Expenditure Obligation corresponding to the Second Extension Period will be deemed completed if and when KOSMOS will have completed the Minimum Exploration Work Program and Minimum Expenditure Obligation relating to the First Phase of the Second Extension Period.

Moreover, agreed Exploration Works carried out prior to the Effective Date of the Exploration Permits will be credited towards the Minimum Exploration Work Program and the Minimum Expenditure Obligation.

4.2.6                     No later than the date of signature of this Agreement, KOSMOS shall provide to ONHYM a bank guarantee acceptable to ONHYM and issued by a Moroccan bank or a foreign bank that has an agency in Morocco (the “Guarantee”). This Guarantee will be irrevocable after the date of its entry into force. The value of the Guarantee will be equal to fifty percent (50%) of the Minimum Expenditure Obligation of the Initial Period.

Furthermore, as soon as KOSMOS informs ONHYM of its decision to carry out the Exploration Works for the First Extension Period and for the First Phase and the Second Phase of the Second Extension Period, as set out in Articles 4.2.2 and 4.2.3 above, KOSMOS will provide ONHYM with a Guarantee for each given period or phase in the same terms as set out in Article 4.2.6 above, and in accordance with the provisions of the Association Contract except that the amount of each given Guarantee shall be equal to twenty percent (20%) of the Minimum Expenditure Obligation applicable to the First Extension Period and to the First Phase and the Second Phase of the Second Extension Period, respectively.

The Parties agree that the amount of each Guarantee put in place will be reduced upon fulfilment of the Minimum Exploration Work Program for the current period or phase, to a residual value of five hundred thousand US dollars (US$500,000).

Notification of the release of Guarantee in respect of the residual amount shall be provided by ONHYM to the bank, once KOSMOS has provided to ONHYM all data and documentation relating to the Exploration Works carried out within the Area of Interest.

4.2.7                     If KOSMOS has not completed the Minimum Exploration Work Program within the period for which it had undertaken to perform such works except in the case of delays due to a Force Majeure event, it will pay an amount equal to the Minimum Expenditure Obligation, for the relevant period, less the actual amount of the Exploration Works expenses already incurred or committed to by KOSMOS, in respect of that part of the Minimum Exploration Work Program which it has performed and, upon payment thereof, KOSMOS shall be deemed to have satisfied its obligations in respect of the Minimum Exploration Work Program.

Subject to the above, it is understood and expressly agreed that it is the performance of the Minimum Exploration Work Program and not the expenditures associated with the Minimum Expenditure Obligation which shall determine KOSMOS  compliance with this Agreement.

4.2.8                     ONHYM shall have the right to audit the expenditures pertaining to the Exploration Work undertaken during the course of the Initial Period and of all Extension Periods, pursuant to the procedures set forth in the Association Contract.

4.3                               The income from the Hydrocarbons produced by KOSMOS during Testing, as defined in the Association Contract, performed prior to the application for the relevant Exploitation Concession being filed by the Parties, shall, following recovery by KOSMOS of the costs incurred in the performance of the Operations relating to such Testing, be shared by the Parties pro rata to their respective Participating Interests as defined in Article 5.2 below.

PART III — EXPLOITATION CONCESSION

ARTICLE 5 - HYDROCARBON EXPLOITATION

5.1                               In accordance with the provisions of section 27 of the Hydrocarbon Law, the discovery of a commercially exploitable Hydrocarbon deposit shall give ONHYM and KOSMOS the right to obtain, at their request, an Exploitation Concession covering all of the area of said deposit. The maximum term of  the Exploitation Concession shall be for twenty-five (25) years. However, one single exceptional extension, not to exceed ten (10) years, may be granted upon application by ONHYM and/or KOSMOS, as the case may be if a reasonable and cost-effective exploitation of the deposit is so justified in the opinion of the Parties requesting an extension.

5.2                               At the Effective Date, the undivided Participating Interests of the Parties in any Exploitation Concession shall be as follows:

ONHYM	25.00%
KOSMOS	75.00%

5.3                               In the event that a Party elects not to apply for an Exploitation Concession, the sole risk procedures provided under clause 7 of the Association Contract shall apply.

5.4                               Expenses incurred after the effective date of the Exploitation Concession for the Development and Exploitation Works shall be funded by the Parties in proportion to their respective Participating Interests as fixed in Article 5.2 above.

5.5                         In the event that a discovery is declared a commercial discovery, as defined in section 28 of the Hydrocarbon Law, all costs relating to the preparation of the Development Plan shall be considered as forming part of the Development and Exploitation Works and shall be funded by the Parties in proportion to their respective Participating Interests as fixed in Article 5.2 above.

5.6                               ONHYM and/or KOSMOS each being the sole owner at the Crude Oil Delivery Point of their respective Participating Interest share in the Crude Oil produced from each Exploitation Concession, shall each have the right to lift, use, freely market and export their share of the Available Crude Oil, subject to the terms of Articles 5.6 and 5.7 below.

5.6.1                     Not later than 90 days before commencement of production from the Exploitation Concession, the Parties shall sign an agreement (the “Lifting Agreement”) the terms of which shall govern and facilitate the separate lifting of Crude Oil by the Parties. The Lifting Agreement shall detail, inter alia, terms relating to each Party’s share in the Crude Oil, the timetable for lifting nominations by the Parties, under/overlift provisions, cargo procedures, vessel capacity acceptance procedures and failure to lift provisions.

5.6.2                     Pursuant to section 41 of the Hydrocarbon Law, KOSMOS shall contribute to the needs of the domestic market under the conditions set out in Article 5.6.3 below.

If the State so decides, then ONHYM shall have the right to purchase, at the Crude Oil Delivery Point, a proportion of the quantity of Crude Oil to which KOSMOS is entitled. Subject to Article 5.6.3, ONHYM shall give KOSMOS not less than six (6) calendar months written notice, stating the quantity of Crude Oil it intends to lift.

5.6.3                     The amount of Crude Oil that KOSMOS shall be required to offer to the domestic market shall be either twenty percent (20%) of the Crude Oil to which KOSMOS is entitled or the portion of the domestic market deficit that KOSMOS’ share of the Crude Oil production under this Agreement bears to the aggregate production of Crude Oil from all the Petroleum Agreements in Morocco, whichever is the smaller. The domestic market deficit will take into account ONHYM’s share of production.

5.6.4                     The price to be paid to KOSMOS for such sales of Crude Oil under Articles 5.6.2 and 5.6.3 shall be the Market Price, which shall be paid in accordance with the provisions of an agreement to be executed relating to the sale of Crude Oil.  The provisions of this agreement will be in accordance with those normally found in Crude Oil sales agreements for FOB transactions on normal international trade terms.

5.6.5                     Failure by ONHYM to make payment in accordance with the terms of the Crude Oil sales agreement shall, in addition to the default provisions of the Crude Oil sales agreement, result in the suspension of deliveries by KOSMOS to ONHYM, under Article 5.6.2, until such time as all outstanding payments for Crude Oil sales have been settled in accordance with the terms of the Crude Oil sales agreement.

5.7                               If Natural Gas (either associated or non-associated) is discovered in potentially commercial quantities, then KOSMOS and ONHYM shall study the domestic and foreign markets for such gas.

ARTICLE 6 - MARKET PRICE

6.1                               The Parties accept that the Market Price used to calculate the in cash royalty that is payable under Article 11 and the corporate tax will be calculated under section 46 of the Hydrocarbon Law.

6.2                               The Market Price for Crude Oil provided in Article 6.1 above shall be a fair market price which would be achieved by KOSMOS at the Crude Oil Delivery Point for FOB sales on normal international market terms, in a freely convertible currency, not involving barter or other payments, for a cargo of Crude Oil from the Exploitation Concession for the relevant loading date range in question, taking into account sales of Crude Oil from the Exploitation Concession and sales of similar grades of crude oil, due allowance being made for quality, location and date range and taking into account all relevant factors.

6.3                               If the STATE and KOSMOS fail to agree on Market Price for any Crude Oil for any calendar month by at least fifteen (15) days after the end of that calendar month, either the STATE or KOSMOS may, providing notice has been provided to the other Party, promptly submit the matter to a single arbitrator designated by the International Chamber of Commerce (I.C.C.) to determine the price per Barrel which, in the arbitrator’s opinion, best represents for the pertinent calendar month the Market Price of that Crude Oil. The arbitrator’s decision shall be issued within thirty (30) days from the date of his appointment and shall be final and binding on the Parties.

6.4                               The Market Price for Natural Gas shall be the actual price obtained by the Parties pursuant to a long term Natural Gas sale agreement.

PART IV — THE PARTIES’ OBLIGATIONS

ARTICLE 7 - APPLICABLE LAW

7.1                               Exploration Works and Development and Exploitation Works in the Area of Interest shall be performed in accordance with the provisions of this Agreement until its expiry and in accordance with the Hydrocarbon Code, and the laws and regulations of Morocco which are in effect at the date of its signing.

7.2                               This Agreement shall be governed and interpreted in accordance with Moroccan laws.  Without prejudice to the foregoing, the principles and customs of the international petroleum industry may be applied in the interpretation of this Agreement.

ARTICLE 8 — SUPERVISION AND ASSISTANCE

8.1                          The Parties are subject to the provisions concerning the supervision by the administrative authorities of their activities relating to Exploration Works and to Development and Exploitation Works, as set out in the Hydrocarbon Code.

8.2                          ONHYM shall provide the appropriate assistance to the Operator to enable it to obtain any necessary authorisations and approvals required for the performance of Exploration Works under the Exploration Permits.

8.3                          ONHYM shall give all necessary assistance to the Parties applying for an Exploitation Concession, to obtain any authorisations or approvals required for the construction of facilities and pipelines to exploit the Hydrocarbon discovery within the Exploitation Concession, as well as those required for the construction of such facilities necessary for Development Works located outside the boundaries of the Exploitation Concession but within the jurisdiction of Morocco.

ARTICLE 9 — PROFESSIONAL TRAINING

9.1                               As of the Effective Date of this Agreement, KOSMOS shall contribute to the training of ONHYM’s staff and technicians an amount of one hundred fifty thousand US dollars (US $150,000) for each twelve (12) month period during the term of the Exploration Permits and of the term of the first Exploitation Concession deriving from the Exploration Permits. KOSMOS shall contribute a further thirty thousand US dollars (US $30,000) for each twelve (12) month period for each additional Exploitation Concession up to a maximum aggregate amount of Two Hundred and Fifty Thousand dollars (US $250,000).

Additionally, KOSMOS will contribute to the training of ONHYM’s staff and technicians an amount equal to three hundred forty thousand and one hundred ninety three point nineteen US$ (US$ 340 193,19) which is the outstanding training amount corresponding to the petroleum agreement between the Parties terminating 26 February 2011 and covering exploration permits Boujdour Offshore I through XXIII.

9.2                               The training programs and any associated costs shall be established by agreement between ONHYM and KOSMOS.

9.3                               All training expenses incurred by KOSMOS during the term of the Exploration Permits and the Exploitation Concession(s) held jointly with ONHYM in the context of this Agreement shall be considered as exploration or exploitation costs, as the case may be, in the Area of Interest, for the purposes of section 47 of the Hydrocarbon Law.

ARTICLE 10 —SAFETY AND ENVIRONMENT

10.1                        The Parties shall conduct all of the Exploration Works and the Development and Exploitation Works according to the rules of safety and the protection of the environment, in accordance with section 38 of the Hydrocarbon Law and sections 32 and 33 of the Decree.

10.2                        Except for any possible damage which may have been caused by operations exclusively conducted by KOSMOS during the validity period of the area of interest covered by the exploration permits Boujdour Offshore I through XXIII which expired on February 26, 2011, ONHYM shall guarantee and hold harmless KOSMOS from and against all claims for loss or damage arising as a consequence of the operations conducted within the Area of Interest prior to the Effective Date of this Agreement.

PART V — FISCAL PROVISONS

ARTICLE 11 — ANNUAL ROYALTY

11.1                      Annual royalty rate

Each of the Parties shall pay to the State an annual royalty on the value of its Participating Interest in the Net Share of Hydrocarbons Production according to the following basis:

CRUDE OIL

•                     For Crude Oil from an Exploitation Concession with a water depth less than or equal to 200 metres:

the production of the first 300,000 tons originating from each Exploitation Concession is exempted from the annual royalty payment;

all production exceeding 300,000 tons originating from each Exploitation Concession is subject to an annual royalty charge of 10%.

•                     For Crude Oil from an Exploitation Concession with a water depth greater than 200 meters:

the production of the first 500,000 tons originating from each Exploitation Concession is exempted from the royalty payment;

all production exceeding 500,000 tons originating from each Exploitation Concession is subject to an annual royalty charge of 7%.

NATURAL GAS

•                     For Natural Gas from an Exploitation Concession with a water depth less than or equal to 200 metres:

the production of the first 300 million m3 originating from each Exploitation Concession is exempted from the annual royalty payment;

all production exceeding 300 millions m3 originating from each Exploitation Concession is subject to an annual royalty charge of 5%.

•                     For Natural Gas from an Exploitation Concession with a water depth greater than 200 metres:

the production of the first 500 million m3 originating from each Exploitation Concession is exempted from the royalty payment;

all production exceeding 500 million m3 originating from each Exploitation Concession is subject to an annual royalty charge of 3.5%.

11.2                      Methods of payment of the annual royalty

The STATE reserves the right to be paid in kind or in cash. Any decision by the STATE to modify its choice of payment method must be communicated to each of the Parties in writing at least six (6) calendar months prior to the effective date of such a change.

11.2.1            The Crude Oil and/or Natural Gas prices which shall be used to determine the amount of the advances of the annual royalty as specified in Article 11.2.2 below, if payable in cash, shall be based on the Market Price applicable during the calendar month to which such advances relate as defined in Article 6 herein.

11.2.2            If the STATE elects to be paid in cash, then on or before 31 July and 31 January of each calendar year, each of the Parties shall pay the STATE advances on the annual royalty for that amount of Net Hydrocarbon Production produced during the immediately preceding semesters ending 30 June and 31 December of the calendar year in question, provided that Hydrocarbons were produced in the Exploitation Concession during the applicable semester.  The amount of the semestrial advance shall be estimated by each of the Parties on the basis of the production and by using the Market Price referred to in Article 11.2.1 of this Agreement.

11.2.3            Within 90 days following the end of each calendar year, each of the Parties shall submit to the STATE the final annual royalty declaration and shall then settle the difference between the actual amounts due and the sum of the estimated semestrial payments made for the calendar year in question.  If the sum of the estimated semestrial payments is greater than the final amount due, the difference shall be deferred as a credit against the annual royalty for the next calendar year.

ARTICLE 12 —CORPORATE TAX

12.1.                     In accordance with article 5 of the “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year,  and in accordance with Sections 46, 47, 48 and 49 of the Law, each of the Parties shall calculate and pay the STATE the corporate income tax according to the law n°24-86 establishing the corporate income tax as amended and completed, utilizing the Market Prices determined pursuant to Article 6.

12.2.                     In accordance with article 6-II-B-2° of “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year, each of the Parties shall benefit from a total exemption from corporate income tax for a ten consecutive year-period for each Exploitation Concession starting from the date of commencement of regular production from such Exploitation Concession.

ARTICLE 13 - CUSTOMS

Each of the Parties, their contractors and sub-contractors shall benefit from the customs regime specified in Sections 50, 51 and 52 of the Law.

ARTICLE 14 - FOREIGN EXCHANGE AND OTHER FISCAL PROVISIONS

14.1                        In accordance with article 6-I-C-1° of “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year,  and with provisions of Sections 53 to 58, 60 and 62 of the Hydrocarbon Law, each of the Parties, when applicable, shall benefit, from measures relating to the duty on actual capital contributions, the foreign exchange regime, the business activity tax (Impôt des patentes), the urban tax, un-built urban areas tax and  the tax on proceeds from shares, capital rights and similar revenues.

14.2                        In accordance with the provisions of articles 92-I-40° and 123-41° of “Code Général des Impôts” instituted by finance law n° 43-06 for the 2007 financial year, promulgated by dahir n° 1-06-232 of 10 Hijja 1427 (December 31st, 2006), as amended by finance law n° 38-07 for the 2008 financial year, by finance law n° 40-08 for the 2009 financial year, by finance law n° 48-09 for the 2010 financial year and by finance law n° 43-10 for the 2011 financial year,  and Section 61 of the Hydrocarbon Law, each of the Parties, their contractors and sub-contractors shall benefit from exemption from value-added tax on goods and services acquired in the domestic market or imported from abroad.

14.3                       Withholding tax will apply to payments for services provided by all foreign companies in accordance with law n° 24-86, as amended and completed, and in accordance with any double taxation treaties applicable to such foreign company.

14.4                       KOSMOS shall pay the application fees for the grant and extensions of the Exploration Permits.

14.5                       Each of the Parties shall pay its proportional share of the annual surface rental of one thousand Dirham (1,000 DH) per square kilometer on all Exploitation Concession(s).

ARTICLE 15 — BONUSES

15.1                        KOSMOS undertakes to pay the STATE, for each discovery declared a Commercial Discovery by the Parties pursuant to Article 5.8.4 of the Association Contract, a discovery bonus of an amount of one million United States Dollars (US$ 1,000,000) in accordance with the following terms:

•                  five hundred thousand United States Dollars (US$ 500,000) is to be paid within thirty (30) days of the declaration of a Commercial Discovery; and

•                  the remaining amount of five hundred thousand United States Dollars (US$ 500,000) is to be paid:

•                  for a Commercial Discovery of Crude Oil, within thirty (30) days of the conclusion of the first sale contract of production from such Commercial Discovery;

•                  for a Commercial Discovery of Natural Gas, within thirty (30) days of the first delivery to the purchaser of production from such Commercial Discovery.

15.2                        In addition, KOSMOS shall pay the STATE the corresponding bonuses payable within thirty (30) days of the end of the month in which the following cumulative levels of its share of production from all Exploitation Concessions are first reached and maintained for thirty (30) consecutive days:

Fifty thousand (50,000) BOE per day: a payment of one million United States Dollars (US$ 1,000,000);

One hundred thousand (100,000) BOE per day: a payment of two million United States Dollars (US$ 2,000,000);

Two hundred thousand (200,000) BOE per day: a payment of three million United States Dollars (US$ 3,000,000).

Three hundred thousand (300,000) BOE per day: a payment of four million United States Dollars (US$ 4,000,000).

For the purposes of this Article 15, the quantities of Hydrocarbons used within the perimeter of the Exploitation Concession for the purposes of the direct or assisted exploitation of the deposit shall not be taken into consideration for the calculation of the above bonuses.

For the purposes of this Agreement, BOE, means 5800 standard cubic feet of Natural Gas per standard barrel at fifteen (15) degrees Celsius and one thousand and thirteen point two five (1013.25) mbar.

15.3                        Any bonus paid in accordance with Articles 15.1 and 15.2 by KOSMOS when a Commercial Discovery has been declared and during the term of any Exploitation Concession held jointly with ONHYM under this Agreement shall be considered as exploration and/or exploitation costs deductible for the purposes of section 47 of the Hydrocarbon Law.

PART VI — MISCELLANEOUS PROVISIONS

ARTICLE 16 - ASSOCIATION CONTRACT

16.1                        Simultaneously with the signing of this Petroleum Agreement, the Parties as applicants for the Exploration Permits shall sign an Association Contract in order to:

16.1.1    set out the appropriate procedures to enable the Parties to jointly and successfully perform the Exploration Works and the Development and Exploitation Works relating to the Area of Interest as specified in this Petroleum Agreement.

16.1.2    set out the necessary procedures to secure the sound conduct of Joint Operations and Sole Risk Operations as the case may be, and to manage the relationships between the Parties.

16.1.3    define and set out the rights, benefits, obligations and liabilities of each Party in accordance with their Participating Interests under the Association Contract and as defined thereunder.

ARTICLE 17 - THE OPERATOR

17.1                    KOSMOS is hereby designated as Operator for the conduct of all the operations and activities in respect of the Exploration Permits and the Exploitation Concession(s) which will derive from the said Exploration Permits, until the creation of a Joint Operating Company or until such time as it ceases to be Operator in accordance with the provisions of the Association Contract.

17.2                    The rights and duties of the Operator are detailed in the Association Contract. The Operator shall unless otherwise agreed by the Parties or provided herein, give notice on behalf of the Parties to the STATE under this Agreement and represent the Parties in discussions with the STATE or any other Moroccan authorities, in accordance with the provisions of the Association Contract.

ARTICLE 18 - CONFIDENTIALITY

18.1                        Subject to the provisions of this Agreement, each of the Parties agrees that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and each of the Parties shall keep confidential and not disclose any information or data acquired or obtained in respect of Joint Operations during the term of the Agreement to any person or entity not a party to this Agreement, except:

i)	to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article 18;

ii)	to a governmental agency or other entity as required by this Agreement;

iii)

to the extent that such information and data is required to be provided in accordance with any applicable laws or regulations, or pursuant to any legal proceedings or as a result of an order of any court binding upon a Party;

iv)

to any contractor, business, consultant or attorney whether prospective or actual, employed by any Party where disclosure of such information or data is essential to the performance of such contractor, business, consultant or attorney’s work;

v)

to a prospective bona fide transferee of a Party’s Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or sale of a majority of its or an Affiliate’s shares);

vi)	to a bank or other financial institution or to an insurance company, to the extent necessary for a Party to arrange for funding; or insurance coverage;

vii)	to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

viii)	to its respective employees for the purposes of Joint Operations, subject to each Party taking usual precautions to ensure that such data and information remains confidential;

ix)	any data or information which, through no fault of a Party, becomes a part of the public domain; and

x)	any data or information which the Parties have agreed to release into the public domain.

Any disclosure as pursuant to Article18.1 (i), (iv), (v), and (vi) shall not be made unless, prior to such disclosure, the disclosing Party has obtained a written undertaking from the recipient to keep the data and information strictly confidential for at least three (3) years after the termination of this Agreement.

18.2                        Continuing Obligations

Any Party ceasing to be a Party to this Agreement shall nonetheless remain bound by the confidentiality obligations set out in Article 18.1 and any dispute shall be resolved in accordance with Article 20.

18.3                        Data trades

Notwithstanding the foregoing provisions of this Article 18, KOSMOS may make data trades including in respect of data on the wells, for the benefit of the Parties, any data obtained in this way being provided to all Parties who participated in the cost of the data that was traded. KOSMOS shall ensure that any third party to such trade shall enter into an undertaking to keep the traded data confidential.

18.4                        Public Announcements

If any Party wishes to issue or make any new public announcement or statement regarding this Agreement and/or the Association Contract it is imperative that it shall not do so unless, prior thereto, it provides all the Parties with a copy of such announcement or statement and obtains the written approval of all Parties. The approval by ONHYM of such a public announcement or statement shall constitute approval by the STATE. Notwithstanding any failure to obtain such approval by all Parties, after three (3) business days from the date at which such announcement was received by the Parties such Party may issue or make any such public announcement or statement if it is imperative to do so in order to comply with any applicable law, the regulations of recognized stock exchange, the Securities Exchange Commission of the United States of America or any regulatory body governing such party.

Notwithstanding the above, the Parties acknowledge that despite KOSMOS best efforts to notify and receive approval of ONHYM as described herein, certain circumstances may if necessary for compliance with applicable law, require release of information without such approval, or the expiration of the three (3) business day period. In this case KOSMOS will notify ONHYM and send the information to ONHYM when sent for release.

Any dispute which may arise as a result of any Party failing to comply with its confidentiality obligations regarding public announcements shall be resolved in accordance with Article 20.

ARTICLE 19 - FORCE MAJEURE

19.1                        The non-performance by one of the Parties of any one of its obligations, with the exception of non-payment of any of the due amounts, shall be excused to the extent that any such non-performance results from a Force Majeure event. Force Majeure shall be interpreted as meaning any event which is normally beyond the control of the Party, because that Party is not in a position to either prevent it or overcome it by exercising reasonable diligence and by incurring reasonable expenses as measured by oil industry standards.

19.2                        The Party that deems itself unable to fulfill its obligations by reason of Force Majeure event, shall advise the other Parties thereof in writing as soon as possible. The Parties shall consider what steps should be taken to ensure a return to a position in which the provisions of this Agreement can be carried out.

19.3                        During any time period in which operations cannot be performed due to a Force Majeure event, the works set out in the Minimum Exploration Work Program or production activities, as the case may be, shall be postponed and will only recommence after the period of Force Majeure has ended.

19.4                        Once the period of Force Majeure has ended, the validity period of the Exploration Permits and Exploitation Concessions will resume as if no Force Majeure event had occurred, provided however that the term of such validity period shall be extended by a period equal to the period of the Force Majeure.

ARTICLE 20 — ARBITRATION

20.1                 If any dispute arises out of or in connection with this Agreement, the Parties shall use all reasonable endeavours to come to an amicable and equitable settlement. If such settlement cannot be reached within the ninety  (90) days following the date upon which one of the Parties has notified the other, the Parties shall refer the matter to arbitration as defined below.

20.2                 With the exception of disputes relating to the determination of the Market Price, which shall be settled in accordance with Article 6, all disputes, including the failure to restore an economic stability in accordance with Article 21, arising out of or in connection with this Agreement and which have not been amicably resolved as provided in Article 20.1, shall be definitively settled by arbitration before the International Centre for the Settlement of Investment Disputes (ICSID). If, for whatever reason, the dispute does not fall within the jurisdiction of ICSID, it shall then be submitted to arbitration under the Rules for Arbitration of the International Chamber of Commerce (ICC).

20.3                 The arbitration tribunal shall be composed of three (3) arbitrators, one each to be appointed by KOSMOS and ONHYM respectively and a third arbitrator, who shall chair the arbitration tribunal, appointed by agreement between the first two arbitrators. If there is any difficulty in appointing an arbitrator, such arbitrator shall be appointed by the President of the Administrative Council of ICSID (or, if the arbitration is being conducted under the rules of ICC, by the President of the ICC Arbitration Court) on the application of any Party. The arbitration tribunal shall apply Moroccan law as in force on the date of this Agreement and generally accepted practice in the petroleum industry.

20.4                 Any arbitration proceeding shall take place in Paris (France) and shall be conducted in the French language.

20.5                 It is agreed that recourse to arbitration shall be made directly by one Party by notice to ICSID (or ICC) with a copy to the other Party(ies), without the necessity to pursue administrative or legal proceedings. The Parties expressly agree that the arbitration award shall be final and binding and that it may be recognised or enforced by any court of competent jurisdiction, in accordance with Article 54 of the ICSID Convention or the ICC Rules as the case may be.

Each Party waives any right of immunity as to it or its property in respect of the enforcement of and execution upon any award rendered under this Article 20.

20.6                 The Parties hereby irrevocably and unequivocally undertake to comply with any award rendered by an arbitration tribunal constituted pursuant to this Agreement.

20.7                 Each Party shall bear all costs and expenses incurred by it relating to the arbitration but the costs of the arbitration tribunal shall be borne by the Party against which a judgment is awarded.

ARTICLE 21 — ECONOMIC STABILITY OF KOSMOS

21.1                        The terms and conditions of this Petroleum Agreement are agreed on the basis of the legislation and regulations in force at the Effective Date and it is on this basis that KOSMOS is making its investments in the Kingdom of Morocco.  Furthermore, the rights of the Parties to this Agreement shall be preserved notwithstanding the status which may be granted to the southern provinces of the Kingdom of Morocco.

21.2                       In the event that a change in the applicable law would affect the economic and financial conditions of KOSMOS with regard to this Agreement existing at the Effective Date, following written notice from the Operator, ONHYM shall, within ninety (90) days of the date when such change will take effect, make every effort to preserve or re-establish the economic and financial conditions which existed for KOSMOS at the Effective Date and shall, in particular, propose amendments to this Agreement and/or negotiate in good faith the proposals which may be subsequently made in this context by KOSMOS. Any decision will take account of the effects of any changes since the date of application.

ARTICLE 22 - ASSIGNMENT AND TRANSFER OF RIGHTS AND OBLIGATIONS

22.1                         Subject to Article 22.2, the Parties shall have the right to assign all or part of their Participating Interest in any Exploration Permit and/or any Exploitation Concession under this Petroleum Agreement in accordance with the Hydrocarbon Code.  In the event KOSMOS desires to farmout a portion of its Participating Interest in Exploration Permits and/or any Exploitation Concession under this Petroleum Agreement, KOSMOS and ONHYM will collaborate in any such farmout process undertaken by KOSMOS.  ONHYM will participate in the preparation of the corresponding promotional material and will also be involved in the roadshow and in marketing meetings to prospective assignees.  Furthermore, KOSMOS must obtain approval from the Minister in charge of Energy and ONHYM pertaining to the prospective assignee before any assignment is effective.

If such a transfer takes place, the Parties shall enter into an amendment to this Agreement to recognize the new Percentage Interests and the corresponding commitments.

22.2                         During the term of the Exploration Permits, ONHYM will not assign its rights hereunder except for an assignment to KOSMOS or if the Moroccan state nominates another entity to hold such rights on the STATE’s behalf.  Any such entity shall be subject to a similar restriction on assignment of the rights it acquires hereunder.

22.3                         In the event of an assignment between KOSMOS and its Affiliates, such assignment shall be carried out in accordance with the Hydrocarbon Code.

22.4                         In the event that there is an assignment to a third party, such assignment shall require the prior approval of the Minister in charge of Energy in accordance with the Hydrocarbon Code before it is effective. Notwithstanding the foregoing and for the avoidance of doubt, the Parties agree and acknowledge that any pledge, mortgage, charge, lien, hypothecation or encumbrance,  by way of security of its interest under the Exploration Permits will require only notification to the Minister in charge of Energy.

ARTICLE 23 — NOTICES

All notices which must, or may, be given in accordance with the Hydrocarbon Code and this Agreement, shall be made in writing in English, and in French where such notice is required to be sent to the Minister in charge of Energy or any other ministerial department and shall be delivered in person or by registered post or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and shall be addressed to the Parties designated below.  Oral communication shall not constitute a valid notice for the purposes of this Agreement.  Initial notice given pursuant to any term of this Agreement shall be deemed delivered only when received by the Party to whom such initial notice is addressed, and the time for such Party to deliver any notice in response to such initial notice shall run from the date on which the initial notice is received.  A second notice or a notice by way of response shall be deemed delivered when received.  “Received” for the purposes of this Article and in respect of written notices delivered pursuant to this Agreement shall mean the actual delivery of the notice to the address of the Party to be notified, specified in accordance with this Article.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address by giving written notice thereof to all other Parties.

These notices shall be addressed to:

To:		Minister in Charge of Energy
Attention:		Le Secretaire General
B.P. 6208 – Rabat Institut
Haut Agdal Rabat – MAROC
Fax:		(212) 05 37 77 47 32

To:
The OFFICE NATIONAL DES HYDROCARURES ET DES MINES (ONHYM)
5, Avenue Moulay Hassan
B.P. 99 Rabat MAROC
Attention:		Le Directeur General
Fax:		(212) 05 37 28 16 34/26

To:		KOSMOS ENERGY OFFSHORE MOROCCO HC
4th Floor, Century Yard
Cricket Square, Hutchins Drive
Elgin Avenue, George Town
Gran Cayman KY1-1209
Cayman Islands
Attention	:	General Counsel
Fax:		+1-345-527-2105

Copy to:		KOSMOS ENERGY OFFSHORE MOROCCO HC

c/o Kosmos Energy LLC
8176 Park Lane, Suite 500
Dallas, Texas USA 75231
Attention:	General Counsel
Fax:	+1-214-445-9705

For the purposes of this Agreement, if any Party changes its notification address as provided above, it shall advise all other Parties in writing within ten (10) days of such a change.

ARTICLE 24 — OTHER PROVISIONS

24.1                        All administrative documents and correspondence, to be provided in accordance with the Hydrocarbon Code and this Agreement, shall be in the French language, whilst data and other technical documents may be provided in the French language or the English language.

24.2                        If any of the Parties fails to enforce any of the provisions of this Agreement or to exercise its rights and privileges arising by virtue of the Hydrocarbon Code and/or of this Agreement, it may at any time require the enforcement of such provisions, rights and privileges.

24.3                       The Parties’ respective successors shall be bound by and benefit from this Agreement.

24.4                        This Agreement has been drawn up in French and translated into English. It has been signed in these two versions.  In the event of a dispute only the French version shall prevail.

24.5                        No provision of this Agreement can be amended or modified except by mutual agreement in writing and signed by the Parties. These amendments or modifications shall be approved and shall be effective on the date of signature of a joint order issued by the Minister in charge of Energy and the Minister in charge of Finance pursuant to the Hydrocarbon Code, such approval not to be unreasonably withheld. ONHYM shall assist KOSMOS in procuring such approval.

24.6                        The provisions of the Hydrocarbon Code relating to the Effective Date of this Agreement shall be applicable to all cases or situations not specified in this Petroleum Agreement relating to the exploration and exploitation of Hydrocarbons in the Area of Interest.

24.7                        In the event of any conflict between the provisions of this Petroleum Agreement and the Hydrocarbon Code, the provisions of the Hydrocarbon Code shall prevail. In the event of conflict between the provisions of this Agreement and the Association Contract, the provisions of this Agreement shall prevail.

24.8                        Subject to agreement on the terms of a suitable work program, ONHYM undertakes to participate with KOSMOS in an application for the award of any exploration permit for any area adjacent to the Exploration Permits and not already the subject of an existing exploration permit.

24.9                        ONHYM undertakes to participate in accordance with the provisions of section 30 of the Hydrocarbon Law with KOSMOS in an application for the award of any exploitation concession for any area adjacent to the Exploration Permits which is not already the subject of an existing exploitation concession or exploration permit.

ARTICLE 25 — EFFECTIVE DATE

25.1                        As provided in section 34 of the Hydrocarbon Law and section 60 of the Decree, this Petroleum Agreement shall be approved by a joint order issued by the Minister in charge of Energy and the Minister in charge of Finance.

25.2                        This Petroleum Agreement will enter into effect on the date (“Effective Date”) of the signature of the aforesaid joint order and will remain effective until expiry in accordance with the provisions of Article 2 of this Agreement.

IN WITNESS WHEREOF, THIS AGREEMENT IS EXECUTED IN FIVE (5) ORIGINAL COPIES IN THE FRENCH LANGUAGE AND THREE (3) CONFORMING TRANSLATIONS INTO THE ENGLISH LANGUAGE.

IN RABAT ON THIS DAY OF         7 July 2011

OFFICE NATIONAL DES HYDROCARURES ET DES MINES,

ACTING ON BEHALF OF THE KINGDOM OF MOROCCO

By	/s/ Amina BENKHADRA

Name:	Amina BENKHADRA

Title:	GENERAL DIRECTOR

KOSMOS ENERGY OFFSHORE MOROCCO HC

By	/s/ Brian MAXTED

Name:	Brian MAXTED

Title:	PRESIDENT

APPENDIX I — DEFINITIONS

APPENDIX I - DEFINITIONS

The following words, terms and phrases shall have the meaning attributed thereto below when used in this Petroleum Agreement:

1)                                     “Petroleum Agreement” or the “Agreement” means the agreement to which this Appendix I is attached;

2)                                    “Code Général des Impôts” means the general tax code promulgated by the Dahir n°1-07-211 dated 27 December 2007 as modified and amended;

3)                                    “Exploitation Concession” means any Exploitation Concession granted to KOSMOS and to ONHYM, pursuant to the Hydrocarbon Code and to this Agreement and which derives from the Exploration Permits;

4)                                 “Association Contract” means the document referred to in Article 16.1 of the Agreement;

5)                                    “Effective Date” as defined in Article 25 of this Agreement;

6)                                    “Affiliate” means, with regard to any Party, any entity controlling or controlled by said Party, or any entity which controls or is controlled by another entity which controls that Party directly.  It is understood that the concept of “control” shall mean the ownership by one entity of more than fifty percent (50%) :

a)                           of voting shares if the other entity is a company

or

b)                           of the control of managerial decisions, if the other entity is not a company. In the case of ONHYM, this definition shall include the STATE and any entity controlled by the STATE;

7)                                    “Natural Gas” means all gaseous Hydrocarbons obtained from oil or gas wells as well as residual gas from the separation process of liquid Hydrocarbons;

8)                                    “Available Natural Gas” means for all Exploitation Concessions, the Natural Gas produced inside the Area of Interest covered by each Exploitation Concession and not used for the needs of direct or assisted exploitation of the Hydrocarbon deposit and after deduction of the annual royalties paid in kind;

9)                                     “Hydrocarbons” means natural Hydrocarbons, whether liquid, gaseous, or solid, other than bituminous shale, and shall include Crude Oil and Natural Gas;

10)                              “Minimum Expenditure Obligation” means the amounts set out in Article 4.2 of this Agreement for the Initial Period, the First Extension Period and the Second Extension Period, respectively;

11)                              “Operator” means KOSMOS, appointed in accordance with Article 17;

12)                              “Participating Interest” means, with respect to the Exploration Permits, the interests of the Parties as set out in Article 3.1.2 of this Agreement and with respect to any Exploitation Concession, the interests of the Parties as set out in Article 5.2 of this Agreement;

13)                              “Net Share of Hydrocarbon Production” means for all Exploitation Concessions, the Hydrocarbons produced inside the Area of Interest covered by each Exploitation Concession and not used for purposes of direct or assisted exploitation of the Hydrocarbons;

14)                              “Initial Period” means the eighteen (18) month period commencing on the effective date of the Exploration Permits;

15)                              “Extension Periods” means the First Extension Period and the Second Extension Period collectively referred to in Articles 4.2.2 and 4.2.3 of this Agreement;

16)                              “Exploration Permits” means the Exploration Permits granted to KOSMOS and ONHYM pursuant to the Hydrocarbon Code and this Agreement in the Area of Interest;

17)                              “Crude Oil” means all Hydrocarbons that are in liquid form in their natural state, or obtained by the condensation or separation of Natural Gas and bitumen;

18)                              “Available Crude Oil” means for all Exploitation Concessions the Crude Oil produced inside the Area of Interest covered by each Exploitation Concession and not used for the needs of direct or assisted exploitation of the Hydrocarbon deposit after deduction of the annual royalties paid in kind;

19)                              “Natural Gas Delivery Point” means the outlet flange of the subsea pipeline connecting the field facilities to the shore (or any other delivery point mutually agreed upon);

20)                              “Crude Oil Delivery Point” means the delivery point of the Crude Oil at the outlet flange of the storage unit associated with the deposit operations (or any other delivery point mutually agreed upon);

21)                              “First Extension Period” means the period referred to in Article 4.2.2 of this Agreement;

22)                              “First Phase” means the period which is referred to in Article 4.2.3 of this Agreement;

23)                              “Market Price” has the meaning set out in Article 6 of this Agreement;

24)                              “Minimum Exploration Work Program” means the operations set out and described in Article 4.2 of this Agreement;

25)                              “Second Extension Period” means the period referred to in Article 4.2.3 of this Agreement;

26)                              “Second Phase” means the period defined in Article 4.2.3 of this Agreement;

27)                              “Development and Exploitation Works” means all operations relating to any Exploitation Concession and carried out in this latter and, in particular, any Development Plan, geological and geophysical works, drilling of development wells, including the drilling of delineation wells, the production of Hydrocarbons, the installation of collection pipes and the operations necessary for the maintenance of pressure and for primary or secondary recovery;

28)                              “Exploration Works” means all exploration and appraisal operations seeking to establish the existence of Hydrocarbons in commercially exploitable quantities;

29)                              “Area of Interest” means the Area of Interest called “CAP BOUJDOUR OFFSHORE” and described in Appendix II attached to the Petroleum Agreement and in Article 3.1.1.

Any other capitalised terms used in this Agreement which are not otherwise defined herein, shall have the meanings attributed thereto in the Association Contract, the Hydrocarbon Code and the applicable regulations.

APPENDIX II

MAP AND DESCRIPTION OF THE AREA OF INTEREST

APPENDIX III — LIST OF DELIVERABLES

Deliverables to be remitted to ONHYM shall be in the following formats:

I.                    Seismic : Acquisition and processing

I.1. 2D and 3D Seismic :

• Field data on cartridges, 3592 or LTO-04 in an international standard format (SEG-D format)

• Intermediate data such as miror CDP

• Data processed on cartridge, 3592 or LTO-04 (stack and migration) SEG-Y with header information about the processed seismic data (processing sequence, navigation data or coordinates)

• Special processing (PSDM, AVO) on cartridge 3592 or LTO-04 in SEG-Y format with header information about the processed seismic data (processing sequence, navigation data or coordinates)

• Complete sequence of processing in hard copy or electronic format

• Velocities  analysis data

• Field documents (operating report of the seismic acquisition, field note-book, coordinates of the shooting points and of the receivers, data of the alteration zone (WZ), and seismic data test ) in hard copy and electronic formats

• Navigation data on CD (for the offshore data)

For onshore data acquisition, the Projection System is : UTM

Options for the projection: Ellipsoid: WGS84

Format: UKOOA in ASCII or EXCEL

I.2.Seismic: Reprocessing:

• Data processed on cartridge, 3592 or LTO-04 (Stack and migration) SEG-Y with header information about the processed seismic data (processing sequence, navigation data or coordinates)

• Special processing (PSDM, AVO) on cartridge 3592 or LTO-04 in SEG-Y format with header information about the processed seismic data (processing sequence, navigation data or coordinates)

• Complete sequence of processing in hard copy or electronic format

• Velocities analysis data in ASCII format

II.               Magnetic, gravimetric, Electromagnetic, Magneto —telluric and electrical data:

• Raw data in an international standard format together with all the supporting documents

• Processed data in an international standard format

• Interpretation of these data.

III.          Drilling :

• Cuttings: an average of 500 grams of washed cuttings and 500 grams of non-washed cuttings from each 5 m for the interval of the reservoir ; and from each 10-20 m for the remaining of the well

• Cores : half of the cores cut in length

• Electrical logs: data of all drilling operations in an international standard format

• Check  shot Survey ,VSP

• Seismic coring

• data of well test (pressure, samples of received fluide, PVT analysis and water analysis)

• Final well report that includes drilling evaluation report and logs interpretation (paper and electronic format)

• Copy of composite log

IV.           Studies :

• Preliminary Reports (work progress reports at the end of each year)

• Final Report for each phase (paper and electronic format): this report will include in particular :

• Text and plates

• Report on the field geological work

• Conventional and special analysis of the cores

• Copy of electrical logs of drilling in standard electronic format (Las, picture)

• Copies of different laboratory studies and analyses

Geochemistry,

Stratigraphy

Petrophysics

Sedimentology

Any other studies, operational reports and/or operational data resulting from any works executed by third parties on behalf of KOSMOS directly relating to the Exploration Work or Development and Exploitation Work in the area of the Permits. For the avoidance of doubt, this obligation does not apply to such information as any proprietary or confidential information or reports, parent company financial information, reserve information or confidential information or reports provided to governmental authorities.

Copy of all bids and contracts with a value exceeding 2 million U.S. dollars (US$ 2,000,000) with service companies, in hard-copy and digital format.